EXHIBIT 10.5

INCENTIVE STOCK OPTION AGREEMENT

     AGREEMENT made as of the           DAY OF                                         200         , between SOUTHWEST BANCORPORATION OF TEXAS, INC., a Texas corporation (the “Company”) and                                         (“Employee”).

     To carry out the purposes of the SOUTHWEST BANCORPORATION OF TEXAS, INC. 1996 STOCK OPTION PLAN (the “Plan”), by affording Employee the opportunity to purchase shares of common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of           shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of the Agreement. This Option is intended to be treated as an incentive stock option within the meaning of section 422 (b) of the Internal Revenue Code of 1986, as amended (the “Code”).

     2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $          per share.

     3. EXERCISE OF OPTION. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Operating Officer or Controller, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

PERCENTAGE OF SHARES
NUMBER OF FULL YEARS	THAT MAY BE PURCHASED
Less than 2 years	0
2 years	40%
3 years	60%
4 years	80%
5 years or more	100%

     This option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that:

     a) Death. If Employee dies while in the employ of the Company, the Option shall become fully vested and the Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option in full at any time during the period of one year following the date of Employee’s death.

     b) Voluntary Termination. If Employee’s employment with the Company terminates for any reason other than death, disability, retirement, termination for cause, or involuntary termination (other than for cause), this Option may be exercised by Employee at any time during the period of 30 days following the last day for which Employee receives any earnings from the Company that are reportable on Employee’s Form W-2, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of three months following Employee’s death if Employee dies during such 30-day period, but in each case only as to the number of shares Employee was entitled to purchase hereunder upon exercise of this Option as of the date Employee’s employment so terminates. The Committee appointed by the Board of Directors of the Company to administer the Plan (the “Committee”) may, in its sole discretion, advise Employee in writing, prior to a voluntary termination of Employee’s employment, that such termination will be treated for purposes of this Section as an involuntary termination for a reason other than cause. As used in this Section, the term “cause” shall mean Employee’s gross negligence or willful misconduct in performance of the duties of Employee’s employment, Employee’s loss of bond coverage, Employee’s final conviction of a felony, or of a misdemeanor involving moral turpitude.

     c) Involuntary Termination (other than for cause). If Employee’s employment with the Company terminates for any reason other than death, disability, retirement, voluntary termination, or termination for cause, this Option may be exercised by Employee at any time during the period of three months following the last day for which Employee receives any earnings from the Company that are reportable on Employee’s Form W-2, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of three months following Employee’s death if Employee dies during such three-month period, but in each case only as to the number of shares Employee was entitled to purchase hereunder upon exercise of this Option as of the date Employee’s employment so terminates.

     d) Termination for cause. If Employee’s employment with the Company terminates for cause, this Option will be immediately forfeited as of the date of the event that resulted with the Employee being terminated for cause.

     e) Disability. If Employee’s employment with the Company terminates due to a disability, the Option shall become fully vested and the Option may be exercised by Employee in full at any time during the period of one year following the Employee’s termination due to disability, or, if Employee dies during such one-year period, by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during the greater of the following periods: (1) the remainder of such one-year period or (2) a period of three months following the Employee’s death. As used in this Section, the term “disability” shall mean any physical or mental impairment which is determined to make the individual eligible to receive a disability benefit in accordance with the provisions of the Company’s insured long term disability plan, if applicable to such Employee, by the insurance carrier underwriting such plan.

     f) Retirement. Except as provided below, if Employee’s employment with the Company terminates due to Employee’s retirement (as defined below), the Option may be exercised by Employee at any time during the period of one year following Employee’s date of retirement, or, if Employee dies during such one-year period, by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during the greater of the following periods: (1) the remainder of such one-year period or (2) a period of three months following the Employee’s death. If Employee has completed five years of vesting service under the Southwest Bank of Texas 401(k) Savings Plan (the “401(k) Plan”) on the date of the Employee’s retirement, the Option shall become fully vested and be exercisable in full. If Employee has not completed five years of vesting service under the 401(k) Plan on the date of Employee’s retirement, the Option shall continue to vest for a period of three years following Employee’s retirement, at the end of which time any remaining unvested portion of the Option shall become fully vested. Any portion of the Option that becomes vested pursuant to the preceding sentence, shall be treated as a nonqualified stock option and must be exercised by Employee during the period of one year following the date the Option became vested, or, if Employee dies during such one-year period, by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during the greater of the following periods: (1) the remainder of such one-year period or (2) a period of three months following Employee’s death. As used in this Section, the term “retirement” shall mean any termination of Employee’s employment relationship with

Company, other than termination for cause, that occurs on or after the Employee attains age 65. The Committee shall determine, in its sole discretion, whether an Employee’s termination of employment with the Company is due to retirement.

THE EMPLOYEE IS HEREBY NOTIFIED THAT THE OPTION MAY BE TAXED AS IF IT WERE A NONQUALIFIED STOCK OPTION RATHER THAN AN INCENTIVE STOCK OPTION TO THE EXTENT THAT HE EXERCISES THE OPTION ON OR AFTER THREE MONTHS AFTER HIS TERMINATION OF EMPLOYMENT WITH THE COMPANY AND ALL AFFILIATES FOR ANY REASON OTHER THAN DEATH OR DISABILITY. THE EMPLOYEE IS ADVISED TO CONSULT WITH HIS TAX CONSULTANTS IF HE WISHES TO EXERCISE HIS OPTION LATER THAN THIS DATE.

     This Option shall not be exercisable in any event after the expiration of ten years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering to the Company mature shares of Stock having a fair market value equal to the purchase price, or (c) any combination of cash or Stock. No fraction of a share of stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of the Option. For purposes of this paragraph, the phrase “mature shares” shall mean shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which the holder either (i) has held for at least six months or (ii) has purchased on the open market.

     4. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of the Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of the Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

     5. STATUS OF STOCK. The Company intends to register for issuance under the Securities Act of 1933, as amended (the “Act”) the shares of Stock acquirable upon exercise of the Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of the Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

     Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Employee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

THE EMPLOYEE IS ALSO HEREBY NOTIFIED THAT IF HE DISPOSES OF STOCK TRANSFERRED TO HIM UPON HIS EXERCISE OF THIS OPTION WITHIN TWO YEARS AFTER THE DATE OF THE GRANTING OF THE OPTION OR WITHIN ONE YEAR AFTER THE TRANSFER OF THE STOCK TO HIM, ALL OR A PORTION OF HIS OPTION WILL BE TAXED AS IF IT WERE A NONQUALIFIED STOCK OPTION RATHER THAN AN INCENTIVE STOCK OPTION.

     6. EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

     7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

SOUTHWEST BANCORPORATION OF TEXAS, INC.
By:
Paul B. Murphy, Jr.
President & Chief Executive Officer

EMPLOYEE